STATUS REPORT
November 2011

The statements which are not historical facts contained in this monthly status report are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development and acquisition of new product lines and services, government approval processes, the impact of competitive products or pricing a technological changes, the effect of economic conditions and other uncertainties, and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K; its quarterly reports on Forms 10-Q; and any reports on Form 8-K. Medical International Technology Inc. takes no obligation to update or correct forward-looking statements.

The following is a summary of the recent operation activities and strategic activities at MIT Canada and MIT China.

MARKETING & SALES:

MIT’s focus is to seek new distributors worldwide for our existing products (Human and Animal), to increase our sales and improve our share price.

➢	We signed a distribution contract with a Mexican distributor. They are currently selling for the animal applications and are working on the certification required to sell in the human applications.

➢	MIT is working with doctors, clinics and hospitals worldwide to develop methods of applications in specific niche markets:

Direct Injections applications include:
•	Clinical Dermatology:
Skin Cancer - Biopsy Procedures - Incisions - Flaps and Graphs - Mohs surgery (cancer chemosurgery) - Pediatric Dermatology

•	Cosmetic & Dermatology procedures:
Spider and Varicose Veins - Wrinkles injections - Dermal Fill - Liposuction - Facelifts - Neck Lifts - Brow Surgery - Eyelid Surgery - Hair restoration

•	Plastic surgery:
Breast Augmentation Surgery - Tummy Tuck Surgery - Lifts

•	General practice, clinics & all other routine procedures:
Vaccinations -Routine Injections - Routine Treatments - Minor surgery - Direct Cortisone injection for many skin diseases such as: Alopecia areata, Nail psoriasis, Granuloma annular, Lichen simplex chronicus, Keloids, Hypertrophic scars, Acne cysts and many other skin conditions

➢	We are working with a doctor in Germany who will be performing test for Mesotherapy within the next few weeks.

➢	We produced a training video that will help our distributors, doctors and clients understand the proper use of our products.

➢	We also take advantage of the video conference SKYPE to help our customers wherever they are.

MIT CHINA

➢	Mr. Ethan Sun, our General Manager, visited MIT Canada and we discussed our plan, sales and expansion into the Chinese market for the coming 12 months:

•
MIT China purchased 151,000 SQ FT. of land and began construction of their first building in Taizhou (China Medical City). This 40,000 SQ FT. will be used for the production of injectors for the Chinese market only.

•
Within the coming 8 months MIT China will be active in 2 well known Hospitals conducting clinical trials in all the departments in theses hospitals to identify and create the demand for all the possible applications in a hospital. These trials will help MIT China promote sales and also serve as reference for MIT Canada.

OPERATION ACTIVITIES

➢
In the past 6 month, we have made the acquisition of a new injection moulding machine and other machinery and equipment in order to increase our capacity and reduce our costs, preparing for our new fiscal year sales forecast.

Thank you all for your continued support to MIT CANADA.
Karim Menassa
President